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                                                                   EXHIBIT 23-A


                       CONSENT OF PRICEWATERHOOUSECOOPERS



We consent to the incorporation by reference in Ford Motor Credit Company's Registration Statement on Form S-3 of our report dated January 20, 1999 on our audits of the consolidated financial statements and financial statement schedule of Ford Motor Credit Company and Subsidiaries at December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998, included in the Ford Motor Credit Company Annual Report on Form 10-K for the year ended December 31, 1998 and Ford Motor Credit Company Current Report on Form 8-K dated February 2, 1999. We also consent to the reference to our firm under the caption "Experts" in the Registration Statement.



/s/ PRICEWATERHOUSECOOPERS

Detroit, Michigan
April 19, 1999